Filed Pursuant to Rule 433

Registration No. 333-239650

Registration No. 333-239650-04

FREE WRITING PROSPECTUS

Dated May 25, 2021

*Full Pricing* Carvana Auto Receivables Trust 2021-N2 (CRVNA 2021-N2)

Active Managers: Citi(str), Credit Suisse, and Wells Fargo Securities

Passive Managers: BNP Paribas, Deutsche Bank Securities

Co-Manager: Baird

CL	$Total	$Offered	WAL*	S&P/KBRA/DBRS	BNCH	SPRD	YLD%	CPN%	$Price
A-1	$143.000	$135.850	0.69	AAA/AAA/AAA	EDSF	+18	0.330	0.32	99.99323
A-2	$42.400	$40.280	3.38	AAA/AAA/AAA	IntS	+47	0.975	0.97	99.98995
B	$53.600	$50.920	1.88	AA/AA/AA	EDSF	+53	0.752	0.75	99.99846
C	$58.200	$55.290	2.24	A/A+/A	IntS	+80	1.077	1.07	99.98987
D	$40.800	$38.760	2.51	BBB/BBB+/BBB	IntS	+95	1.277	1.27	99.99107
E	$62.000	$58.900	3.67	NR/BB/BB	IntS	+235	2.921	2.90	99.98819
R				Privately Placed

* Based on 1.5 ABS Pricing Speed to 2% Call

-Deal Summary-

Issued Amount: $400mm *No Grow*

Offered Amount: $380mm *No Grow*

Exp. Settle: 06/03/2021

Offering Format: A-1 - D: Public | E and R: 144A/RegS

First Pay Date: 07/12/2021

ERISA: A-1 - D: Yes | E and R: No

Exp. Ratings: S/K/D

Min Denoms: A-1 - D: $1k x $1k | E: $1.25mm x $1k

BBG Ticker: CRVNA 2021-N2

Active Bookrunners (A-1 - E): Citi, CS, WF

Passive Bookrunners (A-1 - E): BNP Paribas, Deutsche Bank

Co-Manager: Baird

Sole Books (R): Citi

B&D: Citi

-	Available Information-
*	Preliminary Prospectus, Preliminary Class E OM, Preliminary Certificate PPM, FWP, CDI File and SSS File (attached). Investor presentation and performance data file are available on DealRoadshow
*	Intex Deal Name: xCVAR21N2 Password: A2BX
*	Link: https://dealroadshow.finsight.com/ Passcode: CRVNA21N2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling tollfree 1-800-831-9146.